UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	January 15, 2009

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1561 Buckeye Drive, Milpitas, CA	95035
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 383-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 15, 2009, the executive management of Proxim Wireless Corporation voluntarily undertook a fifteen percent (15%) reduction in their base salary for the period from January 15, 2009 through March 28, 2009.  Included in the group of people undertaking the salary reduction were Pankaj Manglik, Proxim’s President and Chief Executive Officer, Thomas Twerdahl, Proxim’s Interim Chief Financial Officer, Lionel Chmilewsky, Proxim’s  Executive Vice President of Sales, and David Renauld, Proxim’s Vice President of Corporate Affairs and General Counsel.  In connection with that salary reduction, each of the affected employees signed a substantially similar (except for personalized information) letter agreement with Proxim amending the employment relationship.

In that letter agreement, the employee and Proxim agreed that commissions, bonuses, other incentive compensation, and other benefits would not be affected by the reduction in base salary.  Further, the employee and Proxim agreed that any amounts due to the employee upon termination of employment (such as payment for accrued vacation and severance) would not be affected by the base salary reduction.

The foregoing description of the letter agreement between Proxim and its executive management does not purport to be complete and is qualified in its entirety by the terms and conditions of the letter agreement filed as Exhibit 10.1 hereto and incorporated by reference, a substantially similar version of which was signed by each affected employee.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: January 21, 2009	By: /s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title

10.1
Letter Agreement dated January 15, 2009, a substantially similar version of which was entered into between Proxim Wireless Corporation and, inter alia, Pankaj Manglik, Thomas Twerdahl, Lionel Chmilewsky, and David Renauld

2